Exhibit 99.1

AMERISERV FINANCIAL REPORTS EARNINGS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2024

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) reported a second quarter 2024 net loss of $375,000, or $0.02 per diluted common share. This earnings performance represented a $188,000 decrease from the second quarter of 2023 when the net loss totaled $187,000, or $0.01 per diluted common share. For the six-month period ended June 30, 2024, the Company reported net income of $1,529,000, or $0.09 per diluted common share. This represented a 15.1% increase in earnings from the six-month period of 2023 when net income totaled $1,328,000, or $0.08 per diluted common share. The following table details the Company’s financial performance for the three- and six-month periods ended June 30, 2024 and 2023:

	Second Quarter 2024	Second Quarter 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023

Net income (loss)	$(375,000)	$(187,000)	$1,529,000	$1,328,000
Diluted earnings per share	$(0.02)	$(0.01)	$0.09	$0.08

Jeffrey A. Stopko, President and Chief Executive Officer, commented on the 2024 second quarter financial results: “Our community banking business continued to benefit from diversified revenue streams, with another quarter of strong revenue and profit contribution from our wealth management business. Total non-interest income represented 35% of total revenue for the first half of 2024.  Both total average loans and deposits have grown this year, demonstrating the strength and loyalty of our customer base and helping to drive two consecutive quarters of net interest margin improvement. We believe that our balance sheet is well positioned for further quarterly net interest income growth through the remainder of 2024 and into 2025. Following our settlement with Driver Opportunity Partners in June, we do not expect to incur additional activism defense-related expenses, which amounted to $1.3 million and caused the net loss reported for the second quarter of 2024. However, our book value per share increased during the second quarter by 3.6% to $6.28, largely due to the accretive repurchase of our common stock from the activist investor.”

All second quarter and six months of 2024 financial performance metrics within this document are compared to the second quarter and six months of 2023 unless otherwise noted.

The Company's net interest income in the second quarter of 2024 decreased by $235,000, or 2.6%, from the prior year's second quarter and, for the first six months of 2024, decreased by $1.0 million, or 5.4%, when compared to the first six months of 2023.  The Company’s net interest margin of 2.74% for the second quarter of 2024 and 2.72% for the six months of 2024 represents a 15-basis point decrease for the quarter and a 24-basis point decline for the six months.  The decrease reflects net interest margin compression which has been prevalent in the banking industry since the Federal Reserve began tightening monetary policy to control inflation and as the U.S. Treasury yield curve continues to be inverted.  While the Company’s net interest margin percentage in both time periods of 2024 compares unfavorably to last year, it did improve for a second consecutive quarter and is 11-basis points higher than the fourth quarter of 2023.  This improvement reflects the Federal Reserve keeping interest rates stable since July 2023 along with the impact of management’s pricing of loans and deposits.  The Company’s provision for credit losses increased in the second quarter of 2024 compared to the 2023 second quarter but compares favorably to 2023 for the first six months of the year.  Total non-interest income demonstrates a significant improvement in the second quarter of 2024 compared to last year’s second quarter but is slightly lower than last year through six months.  Total non-interest expense in both 2024 time periods is modestly higher than what was experienced in 2023.  Overall, for the second quarter of 2024, non-interest income improvement was more than offset by unfavorable comparisons in all other major categories and resulted in the lower level of earnings compared to the second quarter of 2023.  Earnings improvement for the six-month period in 2024 was driven by the favorable comparison in the provision for credit losses which more than offset a lower level of net interest income.

Total average loans in both the second quarter and first six months of 2024 are higher than the 2023 average by approximately $43.5 million, or 4.4%.  So far in 2024, new loan originations have slightly exceeded payoff activity through six months and resulted in total loan volumes, on an end of period basis, remaining relatively consistent since December 31, 2023.  Overall, total loans continue to be above the $1.0 billion threshold averaging $1.030 billion for the 2024 second quarter.  The higher interest rate environment along with the higher average total loans outstanding resulted in total loan interest income improving by $1.4 million, or 11.1%, for the second quarter of 2024, and by $2.9 million, or 11.6%, for the six months of 2024 when compared to both time periods of last year.

Total investment securities averaged $256.6 million for the first half of 2024 which is $7.2 million, or 2.7%, lower than the $263.9 million average for the first half of last year.  The decrease reflects management’s strategy to allocate more cash flow from the securities portfolio to higher yielding loans while the Company controlled the amount of high cost overnight borrowed funds.  Thus, new investment security purchases were primarily used to replace cash flow from maturing securities to maintain appropriate balances for pledging purposes related to public funds deposits. The improved yields for new securities purchases along with management’s execution of a late December 2023 investment portfolio repositioning strategy caused interest income from investments to increase by $387,000, or 8.5%, in the first six months of 2024 compared to the same time-period in 2023.  Overall, the 2024 first six-month average balance of total interest earning assets increased since last year’s six-month average by $35.9 million, or 2.9%, while total interest income increased by $3.3 million, or 11.1%, since the first six months of 2023.

On the liability side of the balance sheet, through six months, total average deposits are $7.8 million, or 0.7%, higher compared to total average deposits in the first six months of 2023.  The increase reflects the Company’s successful business development efforts which more than offset a portion of the funds from the government stimulus programs leaving the balance sheet and greater pricing competition in the market to retain deposits because of the higher interest rates. The Company’s core deposit base continued to demonstrate the strength and stability that it has had for many years.  On June 30, 2024, total deposits grew by $12.0 million, or 1.0%, since December 31, 2023, demonstrating customer loyalty and confidence in AmeriServ Financial Bank.  In addition to its loyal core deposit base, the Company has several other sources of liquidity, including a significant unused borrowing capacity at the Federal Home Loan Bank (FHLB), overnight lines of credit at correspondent banks and access to the Federal Reserve Discount Window. The Company does not utilize brokered deposits as a funding source. The loan to deposit ratio averaged 88.5% in the second quarter of 2024, which indicates that the Company has ample capacity to continue to grow its loan portfolio and is well positioned to support our customers and our community during times of economic volatility.

Total interest expense increased by $1.9 million, or 32.3%, for the second quarter of 2024, and by $4.3 million, or 39.7%, for the six months of 2024 when compared to both time periods of last year, due to higher deposit and borrowings interest expense.  Deposit interest expense was higher by $1.4 million, or 27.3%, for the quarter and by $3.4 million, or 36.7%, for the six months as the 2024 average volume of total interest-bearing deposits grew by $23.8 million, or 2.5%, for the quarter and by $26.3 million, or 2.7%, for the six months.  The rising national interest rates in 2023 resulted in certain deposit products, particularly public funds, which are tied to a market index, repricing upward with the move in short-term interest rates causing interest expense to increase.  Additionally, increased market competition resulted in the Company raising rates on certain shorter-term certificates of deposit to retain funds.  Another factor contributing to net interest margin compression was an unfavorable deposit mix shift as the 2024 average of non-interest bearing demand deposits declined in both time periods by approximately $18.5 million, or 9.3%, while, as mentioned above, total interest-bearing deposits increased. For interest rate risk management purposes and to offset a portion of the unfavorable impact that rising funding costs are having on net interest income, management proactively executed $70 million of interest rate hedge transactions during 2023 to fix the cost of certain deposits that are indexed and move with short-term interest rates.  Finally, the increasing trend in total deposit costs experienced since the Federal Reserve began to tighten monetary policy has slowed significantly in 2024 with the Federal Open Market Committee keeping the Fed Funds rate stable since July 2023.  This slowdown in deposit costs has contributed to the previously mentioned recent improvement in the net interest margin. Overall, total deposit cost averaged 2.18% in the first half of 2024, which is 57-basis points higher than total deposit cost of 1.61% for the first half of 2023.

Total borrowings interest expense increased by $496,000, or 66.1%, in the second quarter of 2024 and by $911,000, or 56.5%, when compared to the first six months of 2023.  The increase primarily results from the impact that the higher interest rates had on total borrowings cost.  The Company’s utilization of overnight borrowed funds so far in 2024 has been relatively consistent with the 2023 level in both time periods while the level of advances from the Federal Home Loan Bank have increased.  Advances from the Federal Home Loan Bank averaged $49.3 million in the first half of 2024 which is $31.3 million, or 174.7%, higher than the $17.9 million average in the first half of 2023.  Management’s strategy to increase term advances to lock in lower rates than overnight borrowings due to the inversion in the yield curve has favorably impacted net interest income.

The Company recorded a $434,000 provision for credit losses in the second quarter of 2024 after recording a $43,000 provision for credit losses in the second quarter of 2023 which caused an increase in expense of $391,000.  For the first six months of 2024, the Company recognized a $123,000 provision for credit losses recovery after recognizing $1.2 million of provision expense in the first six months of 2023, resulting in a net favorable change of $1.3 million.  The increased provision in the second quarter of 2024 primarily reflects a $244,000 additional contribution to the reserve for a corporate AFS security that was established in the first quarter of 2024.  The remainder of the increase to the provision in the second quarter of 2024 includes $183,000 of expense added to the provision for credit losses in the loan portfolio due to $12.7 million of loan growth experienced since March 31, 2024. The provision for credit losses net recovery for the six-month timeframe reflects first quarter 2024 recoveries recognized in both the loan and securities portfolios which was described in the Company’s first quarter 2024 press release.

Non-performing assets increased from $12.2 million at March 31, 2024 to $12.8 million at June 30, 2024 primarily due to one commercial real estate loan that is over 90 days past due.  Non-performing assets are at 1.23% of total loans.  The Company recognized net loan charge-offs of $332,000, or 0.06% of total average loans, in the first six months of 2024 compared to net loan charge-offs of $61,000, or 0.01% of total average loans, in the first six months of 2023.  The allowance for loan credit losses at June 30, 2024 is $2.4 million, or 19.6%, higher than the allowance for loan credit losses at June 30, 2023.  The increase since last year’s second quarter end is due to the Company strengthening its allowance for loan credit losses during the fourth quarter of 2023.  Overall, the Company continues to maintain solid coverage of both total loans and non-performing assets as the allowance for loan credit losses provided 114% coverage of non-performing assets and 1.41% of total loans at June 30, 2024.

Total non-interest income in the second quarter of 2024 increased by $510,000, or 13.2%, from the prior year's second quarter but declined by $50,000, or 0.5%, in the first half of 2024 when compared to the first half of 2023.  The slight decrease for the six-month period is primarily attributed to the Company recognizing a $1.7 million gain in the first quarter of 2023 from AmeriServ Financial Bank selling all 7,859 shares of the Class B common stock of Visa Inc.  There was no such gain this year.  Wealth management fees improved by $270,000, or 9.7%, for the quarter and by $798,000, or 14.4%, for the six months due in part to a strong performance from our Financial Services division that resulted from new business growth.  Also, the increase in wealth management fees reflects the improving market conditions particularly for equity securities as major market indexes continue their ascent to record highs in 2024.  Overall, the fair market value of wealth management assets totaled $2.6 billion at June 30, 2024 and increased by $133.8 million, or 5.5%, since June 30, 2023.  Other income is $194,000, or 40.5%, higher for the second quarter and $749,000, or 80.0%, higher for the first six months of 2024 due to a favorable adjustment to the fair market value of an interest rate swap related risk participation agreement as well as the recognition of a positive credit valuation adjustment to the market value of the interest rate swap contracts that the Company executed to accommodate the needs of certain borrowers while managing our interest rate risk position.  These favorable adjustments totaled $422,000 for the six-month period and were impacted by the increase in interest rates since year-end 2023. Also favorably impacting other income was the Company recognizing a $250,000 signing bonus in the first quarter of 2024 that resulted from successful negotiations related to the renewal of an expiring contract with Visa. Finally, bank owned life insurance revenue (BOLI) increased by $96,000, or 20.0%, for the six months due to the receipt of a death claim.

Total non-interest expense in the second quarter of 2024 increased by $120,000, or 0.9%, when compared to the second quarter of 2023 and increased slightly by $21,000, or 0.1%, during the first half of 2024 when compared to the first half of 2023.  Salaries and employee benefits expense decreased by $678,000, or 4.5%, for the six months of 2024 due to the net impact of certain items within this broad category. Total salaries cost was down by $593,000, or 5.6%, after the Company incurred additional salary expense in 2023 related to a strategy to consolidate certain executive level positions in the wealth management business.  This is part of our previously announced earnings improvement program and was designed to lower future employee costs, which is occurring in 2024.  Also, total health care cost was $422,000, or 22.0%, lower compared to last year and reflects management’s effective negotiations with our current health care provider that resulted in not having to recognize any premium costs in January 2024.  These favorable items were partially offset by an increased level of incentive compensation by $383,000, or 78.5%, which corresponds to the strong performance of our wealth management division.  Other expenses are $494,000, or 22.0%, higher for the six months of 2024 when compared to the first six months of 2023.  The Company was required to recognize a settlement charge in connection with its defined benefit pension plan in the second quarter of 2024. The amount of the 2024 charge was $376,000.  A settlement charge must be recognized when the total dollar amount of lump sum distributions paid from the pension plan to retired employees exceeds a threshold of expected annual service and interest costs in the current year.  It is important to note that since the retired employees have chosen to take the lump sum payments, these individuals are no longer included in the pension plan.  Therefore, the Company’s normal annual pension expense will continue to be lower in the future.  This was evident in 2023 and so far in 2024 as the Company has recognized a pension credit in both years.   FDIC insurance increased by $205,000, or 68.3%, due to an increase in both the asset assessment base as well as the assessment rate.  Data processing and IT expenses increased by $143,000, or 6.6%, in the first six months of 2024 due to additional expenses related to monitoring our computing and network environment.

Professional fees in both 2024 and 2023 were impacted by litigation and responses to the actions of an activist investor. These activist related costs amounted to $1.3 million for the second quarter of 2024 and $1.5 million for the first six months of 2024 compared to activist costs of $1.1 million for the second quarter of 2023 and $1.7 million for the first six months of 2023. As a result of a Cooperation and Settlement Agreement reached with activist investor Driver Opportunity Partners (Driver), which was described in a Current Report on Form 8-K filed on June 14, 2024, the Company anticipates that it will not incur any further activist related costs in the second half of 2024.

The Company recorded an income tax benefit of $109,000 in the second quarter of 2024 and income tax expense of $374,000, or an effective tax rate of 19.7%, in the first six months of 2024, which compares to an income tax benefit of $61,000, in the second quarter of 2023 and income tax expense of $311,000, or an effective tax rate of 19.0%, for the first six months of 2023.

The Company had total assets of $1.4 billion, shareholders' equity of $103.7 million, a book value of $6.28 per common share and a tangible book value(1) of $5.45 per common share on June 30, 2024.  Book value per common share increased by $0.22, or 3.6%, and tangible book value per common share increased by $0.19, or 3.6% since March 31, 2024, due largely to the Company’s repurchase of 628,003 shares of common stock from Driver at a price of $2.38 in accordance with a Stock Purchase Agreement that is also described in the June 14, 2024, 8-K filing. Since these Driver shares were acquired at a price below tangible book value, the stock repurchase was accretive to AmeriServ shareholders. The Company continued to maintain strong capital ratios that exceed the regulatory defined well capitalized status as of June 30, 2024.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets, the level of inflation, and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; ability to successfully execute the Earnings Improvement Program and achieve the anticipated benefits in the amounts and at times estimated; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects to our banking platform; and the inability to successfully implement or expand new lines of business or new products and services.  These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

(1)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

SUPPLEMENTAL FINANCIAL PERFORMANCE DATA

June 30, 2024

(Dollars in thousands, except per share and ratio data)

(Unaudited)

2024

	1QTR	2QTR	YEAR TO DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income (loss)	$1,904	$(375)	$1,529

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.55%	(0.11)%	0.22%
Return on average equity	7.51	(1.47)	3.00
Return on average tangible common equity (1)	8.67	(1.70)	3.47
Net interest margin	2.70	2.74	2.72
Net charge-offs (recoveries) as a percentage of average loans	0.05	0.08	0.06
Efficiency ratio (3)	86.60	100.33	93.35

EARNINGS PER COMMON SHARE:
Basic	$0.11	$(0.02)	$0.09
Average number of common shares outstanding	17,147	17,030	17,089
Diluted	$0.11	$(0.02)	$0.09
Average number of common shares outstanding	17,147	17,030	17,089
Cash dividends paid per share	$0.03	$0.03	$0.06

2023

	1QTR	2QTR	YEAR TO DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income (loss)	$1,515	$(187)	$1,328

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.45%	(0.06)%	0.20%
Return on average equity	5.85	(0.72)	2.55
Return on average tangible common equity (1)	6.73	(0.82)	2.93
Net interest margin	3.03	2.89	2.96
Net charge-offs (recoveries) as a percentage of average loans	0.05	(0.02)	0.01
Efficiency ratio (3)	79.58	101.55	89.76

EARNINGS PER COMMON SHARE:
Basic	$0.09	$(0.01)	$0.08
Average number of common shares outstanding	17,131	17,147	17,139
Diluted	$0.09	$(0.01)	$0.08
Average number of common shares outstanding	17,155	17,147	17,148
Cash dividends paid per share	$0.03	$0.03	$0.06

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

--CONTINUED--

(Dollars in thousands, except per share, statistical, and ratio data)

(Unaudited)

2024

	1QTR	2QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,384,516	$1,403,438
Short-term investments/overnight funds	3,353	2,925
Investment securities, net of allowance for credit losses - securities	230,419	230,425
Total loans and loans held for sale, net of unearned income	1,026,586	1,039,258
Allowance for credit losses - loans	14,639	14,611
Intangible assets	13,705	13,699
Deposits	1,176,578	1,170,359
Short-term and FHLB borrowings	60,858	85,495
Subordinated debt, net	26,695	26,706
Shareholders’ equity	103,933	103,661
Non-performing assets	12,161	12,817
Tangible common equity ratio (1)	6.58%	6.47%
Total capital (to risk weighted assets) ratio	13.10	12.77
PER COMMON SHARE:
Book value	$6.06	$6.28
Tangible book value (1)	5.26	5.45
Market value (2)	2.60	2.26
Wealth management assets – fair market value (4)	$2,603,493	$2,580,402

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	304	310
Branch locations	16	16
Common shares outstanding	17,147,270	16,519,267

2023

	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,345,957	$1,345,721	$1,361,789	$1,389,638
Short-term investments/overnight funds	4,116	3,366	3,598	4,349
Investment securities, net of allowance for credit losses - securities	238,613	232,259	229,335	229,690
Total loans and loans held for sale, net of unearned income	980,877	988,221	1,002,306	1,038,401
Allowance for credit losses - loans	12,132	12,221	12,313	15,053
Intangible assets	13,731	13,724	13,718	13,712
Deposits	1,131,789	1,127,569	1,129,290	1,158,360
Short-term and FHLB borrowings	69,124	72,793	85,568	85,513
Subordinated debt, net	26,654	26,665	26,675	26,685
Shareholders’ equity	105,899	103,565	101,326	102,277
Non-performing assets	4,599	5,650	5,939	12,393
Tangible common equity ratio (1)	6.92%	6.74%	6.50%	6.44%
Total capital (to risk weighted assets) ratio	14.17	14.00	13.72	13.03
PER COMMON SHARE:
Book value	$6.18	$6.04	$5.91	$5.96
Tangible book value (1)	5.38	5.24	5.11	5.16
Market value (2)	3.05	2.54	2.65	3.24
Wealth management assets – fair market value (4)	$2,354,498	$2,446,639	$2,385,590	$2,521,501

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	308	315	308	307
Branch locations	17	17	17	17
Common shares outstanding	17,147,270	17,147,270	17,147,270	17,147,270

NOTES:

(1)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.
(2)	Based on closing price reported by the principal market on which the share is traded on the last business day of the corresponding reporting period.
(3)	Ratio calculated by dividing total non-interest expense by tax equivalent net interest income plus total non-interest income.
(4)	Not recognized on the consolidated balance sheets.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands)

(Unaudited)

2024

	1QTR	2QTR	YEAR TO DATE
INTEREST INCOME
Interest and fees on loans	$13,776	$14,003	$27,779
Interest on investments	2,448	2,507	4,955
Total Interest Income	16,224	16,510	32,734

INTEREST EXPENSE
Deposits	6,199	6,389	12,588
All borrowings	1,278	1,246	2,524
Total Interest Expense	7,477	7,635	15,112

NET INTEREST INCOME	8,747	8,875	17,622
Provision (recovery) for credit losses	(557)	434	(123)
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	9,304	8,441	17,745

NON-INTEREST INCOME
Wealth management fees	3,266	3,059	6,325
Service charges on deposit accounts	293	293	586
Net realized gains on loans held for sale	10	59	69
Mortgage related fees	29	48	77
Gain on sale of Visa Class B shares	0	0	0
Bank owned life insurance	337	240	577
Other income	1,012	673	1,685
Total Non-Interest Income	4,947	4,372	9,319

NON-INTEREST EXPENSE
Salaries and employee benefits	7,117	7,108	14,225
Net occupancy expense	791	730	1,521
Equipment expense	386	391	777
Professional fees	1,002	2,094	3,096
Data processing and IT expense	1,159	1,142	2,301
FDIC deposit insurance expense	255	250	505
Other expenses	1,154	1,582	2,736
Total Non-Interest Expense	11,864	13,297	25,161

PRETAX INCOME (LOSS)	2,387	(484)	1,903
Income tax expense (benefit)	483	(109)	374
NET INCOME (LOSS)	$1,904	$(375)	$1,529

2023

	1QTR	2QTR	YEAR TO DATE
INTEREST INCOME
Interest and fees on loans	$12,276	$12,609	$24,885
Interest on investments	2,298	2,270	4,568
Total Interest Income	14,574	14,879	29,453

INTEREST EXPENSE
Deposits	4,189	5,019	9,208
All borrowings	863	750	1,613
Total Interest Expense	5,052	5,769	10,821

NET INTEREST INCOME	9,522	9,110	18,632
Provision (recovery) for credit losses	1,179	43	1,222
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	8,343	9,067	17,410

NON-INTEREST INCOME
Wealth management fees	2,738	2,789	5,527
Service charges on deposit accounts	266	280	546
Net realized gains on loans held for sale	26	38	64
Mortgage related fees	33	34	67
Gain on sale of Visa Class B shares	1,748	0	1,748
Bank owned life insurance	239	242	481
Other income	457	479	936
Total Non-Interest Income	5,507	3,862	9,369

NON-INTEREST EXPENSE
Salaries and employee benefits	7,175	7,728	14,903
Net occupancy expense	772	713	1,485
Equipment expense	415	422	837
Professional fees	1,308	1,907	3,215
Data processing and IT expense	1,078	1,080	2,158
FDIC deposit insurance expense	125	175	300
Other expenses	1,090	1,152	2,242
Total Non-Interest Expense	11,963	13,177	25,140

PRETAX INCOME (LOSS)	1,887	(248)	1,639
Income tax expense (benefit)	372	(61)	311
NET INCOME (LOSS)	$1,515	$(187)	$1,328

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

AVERAGE BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	2024		2023
	2QTR	SIX MONTHS	2QTR	SIX MONTHS
Interest earning assets:
Loans and loans held for sale, net of unearned income	$1,029,662	$1,029,752	$986,111	$986,302
Short-term investments and bank deposits	3,359	3,786	3,727	4,051
Total investment securities	256,541	256,643	261,769	263,882
Total interest earning assets	1,289,562	1,290,181	1,251,607	1,254,235

Non-interest earning assets:
Cash and due from banks	14,460	14,516	16,612	16,512
Premises and equipment	18,733	18,492	17,299	17,394
Other assets	82,272	81,645	74,608	74,853
Allowance for credit losses	(14,924)	(15,518)	(13,332)	(12,739)
Total assets	$1,390,103	$1,389,316	$1,346,794	$1,350,255

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$222,639	$222,827	$225,260	$225,993
Savings	120,126	120,337	129,672	131,096
Money market	313,056	311,350	303,950	300,776
Other time	326,765	326,824	299,913	297,215
Total interest bearing deposits	982,586	981,338	958,795	955,080
Borrowings:
Federal funds purchased and other short-term borrowings	28,325	30,985	24,967	32,843
Advances from Federal Home Loan Bank	50,670	49,298	18,209	17,949
Subordinated debt	27,000	27,000	27,000	27,000
Lease liabilities	4,466	4,335	3,206	3,241
Total interest bearing liabilities	1,093,047	1,092,956	1,032,177	1,036,113

Non-interest bearing liabilities:
Demand deposits	180,468	179,999	198,984	198,431
Other liabilities	13,911	14,024	10,720	10,709
Shareholders’ equity	102,677	102,337	104,913	105,002
Total liabilities and shareholders’ equity	$1,390,103	$1,389,316	$1,346,794	$1,350,255

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars in thousands)

(Unaudited)

2024

	Common Stock	Treasury Stock	Surplus	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME	TOTAL
Balance at December 31, 2023	$268	$(83,280)	$146,364	$58,901	$(19,976)	$102,277
Net income	0	0	0	1,904	0	1,904
Exercise of stock options and stock option expense	0	0	8	0	0	8
Adjustment for defined benefit pension plan	0	0	0	0	(131)	(131)
Adjustment for unrealized loss on available for sale securities	0	0	0	0	(241)	(241)
Market value adjustment for interest rate hedge	0	0	0	0	630	630
Common stock cash dividend	0	0	0	(514)	0	(514)
Balance at March 31, 2024	$268	$(83,280)	$146,372	$60,291	$(19,718)	$103,933
Net loss	0	0	0	(375)	0	(375)
Treasury stock, purchased at cost	0	(1,511)	0	0	0	(1,511)
Adjustment for defined benefit pension plan	0	0	0	0	2,177	2,177
Adjustment for unrealized loss on available for sale securities	0	0	0	0	(119)	(119)
Market value adjustment for interest rate hedge	0	0	0	0	71	71
Common stock cash dividend	0	0	0	(515)	0	(515)
Balance at June 30, 2024	$268	$(84,791)	$146,372	$59,401	$(17,589)	$103,661

2023

	Common Stock	Treasury Stock	Surplus	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME	TOTAL
Balance at December 31, 2022	$267	$(83,280)	$146,225	$65,486	$(22,520)	$106,178
Net income	0	0	0	1,515	0	1,515
Exercise of stock options and stock option expense	1	0	106	0	0	107
Adjustment for defined benefit pension plan	0	0	0	0	0	0
Adjustment for unrealized gain on available for sale securities	0	0	0	0	449	449
Market value adjustment for interest rate hedge	0	0	0	0	(655)	(655)
Cumulative effect adjustment for change in accounting principal	0	0	0	(1,181)	0	(1,181)
Common stock cash dividend	0	0	0	(514)	0	(514)
Balance at March 31, 2023	$268	$(83,280)	$146,331	$65,306	$(22,726)	$105,899
Net loss	0	0	0	(187)	0	(187)
Exercise of stock options and stock option expense	0	0	12	0	0	12
Adjustment for defined benefit pension plan	0	0	0	0	0	0
Adjustment for unrealized loss on available for sale securities	0	0	0	0	(2,560)	(2,560)
Market value adjustment for interest rate hedge	0	0	0	0	916	916
Common stock cash dividend	0	0	0	(515)	0	(515)
Balance at June 30, 2023	$268	$(83,280)	$146,343	$64,604	$(24,370)	$103,565
Net income	0	0	0	647	0	647
Exercise of stock options and stock option expense	0	0	11	0	0	11
Adjustment for defined benefit pension plan	0	0	0	0	0	0
Adjustment for unrealized loss on available for sale securities	0	0	0	0	(2,700)	(2,700)
Market value adjustment for interest rate hedge	0	0	0	0	316	316
Common stock cash dividend	0	0	0	(513)	0	(513)
Balance at September 30, 2023	$268	$(83,280)	$146,354	$64,738	$(26,754)	$101,326
Net loss	0	0	0	(5,321)	0	(5,321)
Exercise of stock options and stock option expense	0	0	10	0	0	10
Adjustment for defined benefit pension plan	0	0	0	0	1,688	1,688
Adjustment for unrealized gain on available for sale securities	0	0	0	0	6,019	6,019
Market value adjustment for interest rate hedge	0	0	0	0	(929)	(929)
Common stock cash dividend	0	0	0	(516)	0	(516)
Balance at December 31, 2023	$268	$(83,280)	$146,364	$58,901	$(19,976)	$102,277

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER SHARE

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (GAAP).  These non-GAAP financial measures are "return on average tangible common equity", "tangible common equity ratio", and "tangible book value per share".  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company's performance or, management believes, facilitate an understanding of the Company's performance.  We also believe that presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results.  We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends.

2024

	1QTR	2QTR	YEAR TO DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income (loss)	$1,904	$(375)	$1,529

Average shareholders’ equity	101,997	102,677	102,337
Less: Average intangible assets	13,708	13,701	13,705
Average tangible common equity	88,289	88,976	88,632

Return on average tangible common equity (annualized)	8.67%	(1.70)%	3.47%

	1QTR	2QTR

TANGIBLE COMMON EQUITY
Total shareholders’ equity	$103,933	$103,661
Less: Intangible assets	13,705	13,699
Tangible common equity	90,228	89,962

TANGIBLE ASSETS
Total assets	1,384,516	1,403,438
Less: Intangible assets	13,705	13,699
Tangible assets	1,370,811	1,389,739

Tangible common equity ratio	6.58%	6.47%

Total shares outstanding	17,147,270	16,519,267

Tangible book value per share	$5.26	$5.45

2023

	1QTR	2QTR	YEAR TO DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income (loss)	$1,515	$(187)	$1,328

Average shareholders’ equity	105,092	104,913	105,002
Less: Average intangible assets	13,734	13,727	13,731
Average tangible common equity	91,358	91,186	91,271

Return on average tangible common equity (annualized)	6.73%	(0.82)%	2.93%

	1QTR	2QTR	3QTR	4QTR

TANGIBLE COMMON EQUITY
Total shareholders’ equity	$105,899	$103,565	$101,326	$102,277
Less: Intangible assets	13,731	13,724	13,718	13,712
Tangible common equity	92,168	89,841	87,608	88,565

TANGIBLE ASSETS
Total assets	1,345,957	1,345,721	1,361,789	1,389,638
Less: Intangible assets	13,731	13,724	13,718	13,712
Tangible assets	1,332,226	1,331,997	1,348,071	1,375,926

Tangible common equity ratio	6.92%	6.74%	6.50%	6.44%

Total shares outstanding	17,147,270	17,147,270	17,147,270	17,147,270

Tangible book value per share	$5.38	$5.24	$5.11	$5.16